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                                                                EXHIBIT 10.18(h)

                             NEXTEL PARTNERS, INC.
                             STOCK OPTION AGREEMENT
                                 (BOARD MEMBER)

            STOCK OPTION AGREEMENT, dated as of ___________, ______, between Nextel Partners, Inc., a Delaware corporation (the "Company"), and ________, a member of the Board of Directors of the Company (the "Optionee").

            WHEREAS, the Company has adopted the 1999 Nonqualified Stock Option Plan (the "Plan") initially effective as of January 29, 1999 and as amended and restated as of May 15, 2000 and as amended thereafter from time to time, a copy of which has been provided to the Optionee;

            WHEREAS, the committee of the Board of Directors of the Company responsible for administering and making grants under the Plan, with the Optionee abstaining therefrom, has determined that the Optionee is eligible to receive, and should receive as an inducement to serve on the Company's Board of Directors, options to purchase shares of the Company's Class A Common Stock, par value $.001 per share (the "Shares"), subject to the Plan and the terms set forth herein (the "Option");

            WHEREAS, if the Optionee is a Director of the Company, the grant of said Option has been approved with the Optionee abstaining from voting;

            NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

            1. Definitions. To the extent any capitalized words used in this Agreement are not defined, they shall have the definitions stated for them in the Plan. As used herein, the following terms shall have the following meanings set forth below:

            "Cause" means (i) the Optionee's conviction of a felony evidencing criminal dishonesty or moral turpitude, (ii) a willful and material breach of the Optionee's duty of loyalty to the Company or any of its Subsidiaries or
(iii) after 20 business days following the Optionee's receipt of a written notification from the Company specifying the particulars in reasonable detail, the Optionee's failure to comply with or to cure, as applicable, a willful and material breach of the Optionee's fiduciary duty or duty of due care to the Company.

            "Change in Control of the Company" means the occurrence of any of the following events:

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            (a) any person or group (as such terms are used in Sections 13(d)
      and 14(d) of the Exchange Act and the regulations thereunder) (i) is or becomes the Beneficial Owner of more than 50% of the total Voting Stock or Total Common Equity of the Company, or (ii) otherwise has the power to direct the management and policies of the Company, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, except that no change of control will be deemed to have occurred under this clause (ii) as a result of customary rights granted (A) in any indenture, credit agreement or other agreement for borrowed money or (B) to holders of non-convertible, mandatorily redeemable, preferred stock unless and until action occurs that would otherwise cause a "Change in Control of the Company" as herein defined, provided that such rights were granted pursuant to a transaction in the financial markets and not as part of a strategic alliance or similar transaction;

            (b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than to a direct or indirect wholly owned subsidiary of the Company);

            (c) the Company, directly or indirectly, consolidates with, or merges with or into, another Person, or any Person, directly or indirectly, consolidates with, or merges with or into, the Company, and pursuant to such transaction (or series of transactions) either: (i) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, but excluding a transaction (or series of transactions) where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee Person and (B) the holders of Voting Stock of the Company immediately preceding such transaction receive more than 50% of the total Voting Stock and Total Common Equity of the surviving or transferee Person in substantially the same relative proportions as such holders had prior to such transaction; or (ii) new shares of Voting Stock of the Company are issued so that immediately following such transaction, the holders of Voting Stock of the Company immediately preceding such transaction own less than 50% of the Voting Stock and Total Common Equity of the surviving Person; or

            (d) during any period of two consecutive years following the date hereof, individuals who at the beginning of such period constituted the board of directors of the Company (together with any directors who are members of the board of directors of the Company on the date hereof, and any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; provided, that no change in the composition of the Board in connection with the Closing, or by reason of any substitution of one director for

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      another so long as both directors are nominated by the same Person, shall constitute a Change in Control of the Company for purposes of this paragraph (d).

            Notwithstanding the foregoing, no "Change of Control of the Company" shall occur merely by reason of any creditor of the Company foreclosing on or otherwise causing the sale, transfer or other disposition of all or any substantial part of the Company's assets (including, without limitation, the Company's equity interests in its subsidiaries)

            "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

            2. Incorporation of the Plan. All terms and conditions of the Plan that are consistent with the terms and conditions of this Agreement are hereby incorporated into this Agreement by reference and shall be deemed to be part of this Agreement, without regard to whether such terms and conditions are not otherwise set forth in this Agreement. Further, for all purposes hereof, and unless the context provides otherwise, any reference in this Agreement to the "Company" shall be deemed to refer to the Company or a Subsidiary, as the case may be.

            3. Grant of Option. In consideration of the Optionee's willingness to serve and service on the Company's Board of Directors, and for other good and valuable consideration, the Company hereby irrevocably grants to the Optionee as of _____________, ______ the Option to purchase up to ________ Shares upon the terms and conditions set forth in the Plan and this Agreement.

            4. Purchase Price. The purchase price of each Share covered by the Option shall be $_____, without commission or other charge, subject to adjustment as provided in Section 2.3 of the Plan.

            5. Vesting.

            (a) Ordinary Vesting. Notwithstanding anything in the Plan to the contrary, the maximum portion of an Option (expressed as a percentage of such Option) that shall be exercisable (vested) in whole or in part shall be a function of the Optionee's years of service on the Board from the date of grant as follows:

            Years of Service                         Exercisable Percentage
            After Grant Date                         of Option

            Less than 1                                  0%
            1                                           33%
            2                                           67%
            3                                          100%

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            (b) Accelerated Vesting.

                  (i) This Section 5(b)(i) shall apply in the event that a merger is completed on or before May 31, 2006 between Sprint Corporation and Nextel Communications, Inc. pursuant to the Agreement and Plan of Merger dated December 15, 2004 (the "Sprint Nextel Merger"). Upon a Change in Control of the Company caused by the Class A stockholders of the Company exercising their put right set forth in Article 5.1(b)(A) of the Company's Restated Certificate of Incorporation as a result of the closing of the Sprint Nextel Merger (the "Sprint Nextel Put"), all of the unvested Options then held by the Optionee shall vest immediately if, at the time of the Change in Control of the Company, the Company has achieved its 2005 Operating Cash Flow objective, unaffected by any expenses or costs related to a merger or potential merger or sale of the Company, on a cumulative basis as of the end of the most recently completed calendar quarter as established by the Compensation Committee of the Board of Directors of Nextel Partners, Inc. at its January 27, 2005 meeting.

            (ii) In the event that the Sprint Nextel Merger is not completed on or before May 31, 2006, the provisions of Section 5(b)(i) above shall no longer apply and this Section 5(b)(ii) shall be operative and shall apply. Upon a Change in Control of the Company all of the unvested Options then held by the Optionee shall vest immediately.

            (iii) Notwithstanding the provisions of section 5(b)(i), upon termination of the Optionee's membership on the Board of Directors of the Company on account of death or disability, or because the Optionee is requested to resign or is not re-elected to serve on the Board of Directors other than for Cause, all of Optionee's unvested Options shall vest immediately.

            6. Transferability. The Option granted hereunder may not be transferred, assigned or otherwise conveyed by the Optionee to any Person; provided, however, that nothing in this Agreement or the Plan shall prevent (i) transfers by the Optionee by will or by the applicable laws of descent and distribution or (ii) transfers by the Optionee to (x) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of the Optionee, (y) any trust, the primary beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (x) or (z) any charitable remainder trust for the primary benefit of the Optionee.

            7. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him/her at the address given beneath his/her signature hereto. By a notice given pursuant to this Section 8, either party may hereafter designate a different address for notices to be given to him/her. Any notice that is required to be given to the Optionee

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shall, if the Optionee is then decreased, be given to the Optionee's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

            8. Titles. Titles are provided herein for convenience only and are not to serve as basis for interpretation or construction of this Agreement.

            9. Construction. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to its conflict-of-law rules.

            10. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. To the extent that the Option is in substitution for any prior understandings between the Optionee and the Company, any and all rights, entitlements or understandings are hereby extinguished and the Optionee waives any claim to any and all such prior understandings.

            11. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Optionee, and their respective heirs, personal and legal representatives, successors and assigns.

            12. Specific Performance. Strict compliance by the Optionee shall be required with each and every provision of the Plan and this Agreement.

            13. Modifications. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto; provided, however, that the Optionee hereby covenants and agrees to execute any amendment to this Agreement which shall be required or desirable (in the opinion of the Company or its counsel) in order to comply with any rule or regulation promulgated or proposed by the Internal Revenue Service.

            IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

NEXTEL PARTNERS, INC.

By: _________________________             ___________________________________
Name:                                     [Optionee]
Title:
                                          Address:

                                          SS#:

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